American High-Income Municipal Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$43,905
Class B	$1,244
Class C	$2,275
Class F	$3,751
Total	$51,175
Class R-5	$595
Total	$51,770

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.3573
Class B	$.3031
Class C	$.2992
Class F	$.3540
Class R-5	$.3741

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	121,802
Class B	3,969
Class C	7,498
Class F	10,027
Total	143,296
Class R-5	1,775
Total	145,071

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.12
Class B	$15.12
Class C	$15.12
Class F	$15.12
Class R-5	$15.12